EXHIBIT 99.1

To 8-K dated July 19, 2005

NEWS RELEASE

For Additional Information Contact:

Dennis S. Hudson, III

(772) 288-6086

William R. Hahl

(772) 221-2825

First National Bank Appoints New President

Stuart, FL, July 19, 2005 - First National Bank’s Board of Directors has approved the promotion of Jean Strickland to President and Chief Operating Officer of First National Bank and Senior Executive Vice President of Seacoast Banking Corporation of Florida, succeeding A. Douglas Gilbert.  Gilbert joined First National Bank in 1990 and has served as President, Chief Operating Officer and Chief Credit Officer since 1998.  He will assume the role of Vice Chairman and Chief Credit Officer of First National as well as President and Chief Operating Officer of Seacoast Banking Corporation of Florida.  He will continue to serve on the Bank’s Board of Directors.

Dennis S. Hudson, III will continue in his role as Chairman and CEO of First National Bank and assume the role of Chairman of Seacoast Banking Corporation, as Dale M. Hudson becomes Vice Chairman of the holding company.

Strickland has twenty-six years' experience in financial services with an extensive background in commercial credit.  She began her career with First National fifteen years ago, working in tandem with Doug Gilbert to create the bank’s credit culture including lending philosophy, credit policy and procedures.  Today, the bank’s credit quality continues to outperform its peers.  Strickland also served as First National’s Chief Information Officer and Executive Vice President of Retail, Credit and Systems Support and is credited with leading the successful outsourcing of the bank’s data processing and enhancement of their technology systems.  Most recently, she served as Regional President in Palm Beach County, opening four branch locations in just three years, growing total loan outstandings to $171 million and deposits to $83.6 million.  Strickland has a B.S. degree in economics from the University of Illinois at Chicago.

“We are very pleased to announce the appointment of Jean Strickland to President of First National Bank”, said Dennis S. Hudson, III, First National’s Chairman and CEO.  “She is a very talented member of our Executive Management Group and a testament to our dedication to management succession planning.  Jean has played an important role in our expansion into northern Palm Beach County, as well as leading the strategic planning and overall management succession planning efforts for the bank. She will be instrumental in overseeing the completion of our merger with Century National Bank in Orange and Seminole counties in 2006.”  Strickland will be responsible for providing direction and management of daily operations for First National Bank.

Strickland is a member of the Northern Palm Beaches Chamber of Commerce, the Economic Forum of Palm Beach County and TEC, The Executive Committee.  She serves on the board of the PGA Corridor Association and is a corporate member of the Jupiter Medical Center, The Scripps Research Institute’s President’s Circle and is an active member of St. Mary’s Episcopal Church in Stuart.   She is a past Board Member and Trustee of the JTJB Chamber of Commerce, Board of Directors of the Palm Beach County Chapter of the American Red Cross and the Board of Directors of Helping People Succeed in Martin County.

First National is the operating arm of Seacoast Banking Corporation of Florida with over $2.1 billion in assets and 30 offices from Sebastian to Palm Beach Gardens.

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